Exhibit 99.1

Ameron Reports Lower First-Quarter Results

PASADENA, Calif.--(BUSINESS WIRE)--March 25, 2009--Ameron International Corporation (NYSE: AMN) today reported net income of $3.8 million, or $.42 per diluted share in the first quarter ended March 1, 2009, compared to net income of $9.7 million, or $1.07 per diluted share, in the first quarter ended March 2, 2008. Sales totaled $146.0 million in the first quarter of 2009, compared to $149.8 million, in 2008.

The decrease in earnings was principally due to the lower earnings from TAMCO, Ameron’s 50%-owned steel mini-mill, which experienced a significant decline in demand for steel rebar due to the reduction in construction spending in California, Arizona and Nevada. The Fiberglass-Composite Pipe and Infrastructure Products Groups had lower sales and earnings, which were in large part offset by higher sales and earnings from the Water Transmission Group. The Water Transmission Group had higher sales and earnings primarily as a result of increased wind tower shipments and improved plant efficiencies.

James S. Marlen, Ameron’s Chairman and Chief Executive Officer stated, “The first-quarter results of the Company’s core operations were, on balance, steady in spite of the global economic environment. The lower earnings for the first quarter were principally due to TAMCO which has been confronted with an unprecedented decline in steel rebar demand.”

The Fiberglass-Composite Pipe Group had lower sales and segment income in the first quarter of 2009 primarily as a result of soft market conditions in Europe and Brazil and the timing of shipments from Asian operations. Sales decreased $9.1 million, or 14%, in the first quarter of 2009; while segment income was down $2.0 million, or 12%. Weaker foreign currencies reduced sales $2.6 million, compared to last year. Operations in Europe had lower sales due to weak demand in marine and offshore markets. Operations in Brazil experienced weaker industrial demand primarily in the pulp and paper industry, while operations in Asia delayed shipments due to the inability of customers to arrange financing. Operations in the U.S. had higher sales and income principally as a result of increased marine and oilfield piping and tubing sales. The demand for fiberglass piping remains steady in the marine and offshore market segments, and the business maintains a healthy backlog in these segments. The onshore oilfield market slowed in the first quarter due to volatile oil prices. Worldwide industrial demand also slowed. The construction of two new plants in Brazil remains on schedule. The Centron plant to serve the onshore oilfield market in South America was completed and began production in the first quarter, while the Bondstrand plant which will primarily serve the marine and offshore markets should be completed late in 2009. The Fiberglass-Composite Pipe Group is expected to continue to moderate during 2009 due to the overall economic climate, the effect of oil prices and energy demand on oil production and the impact of tight credit markets.

The Infrastructure Products Group had lower sales and segment income in the first quarter of 2009. Sales decreased $5.6 million, or 13%, while segment income declined $2.5 million, or 40%. Both the Hawaii Division and the Pole Products Division had lower sales and segment income. The Hawaii Division’s ready-mix concrete and aggregates business experienced lower demand on both Oahu and Maui as construction spending weakened. The Pole Products Division was affected by the weak residential housing market which reduced the demand for decorative concrete lighting poles. The U.S. housing market remained at the lowest level in many years and is not expected to recover in the short term. The construction sector in Hawaii has been impacted by the recessionary economy, a slowdown in tourism and tight credit. An improvement for the Infrastructure Products Group is not anticipated in 2009.

The Water Transmission Group had higher sales and segment income in the first quarter of 2009. The sales increase totaled $10.6 million, or 26%, while segment income increased $4.5 million due to the higher sales and improved plant efficiencies. The sales improvement was attributed to increased shipments of wind towers as water pipe sales were about even with last year. The western U.S. market for large-diameter, high-pressure water transmission pipelines remains slow with bid activity well below historical levels. While numerous, large projects are in the planning and specifications stage, it is uncertain when projects will proceed. The timing of bid activity is being influenced by municipal budgets, availability of financing in tight credit markets and the slowdown in housing construction. Longer term, new and upgraded water infrastructure will be required to support population growth, to provide adequate water supply and to develop redundant water supplies. Near term, the water pipe business will continue to experience soft market demand. The wind energy market in recent months contracted due to the lack of financing available to wind farm developers. During the first quarter, the wind tower business had order postponements totaling approximately 30% of the order backlog. Until financing and incentives are provided to the wind energy industry, wind tower activity will remain depressed.

TAMCO had significantly lower sales in the first quarter of 2009, compared to 2008. The business incurred a net loss of $5.2 million, compared to the net income of $6.1 million in the first quarter of 2008. Ameron’s share of TAMCO’s net loss totaled $2.3 million after taxes in the first quarter of 2009, compared to $2.8 million of net income in 2008. Infrastructure spending in California, Arizona and Nevada declined abruptly during the fourth quarter of 2008 and continued through the first quarter of 2009. The demand for steel rebar is extremely low, and recovery in the short term is not expected. As a result of the low demand, TAMCO shut down mill operations in December and has served the market needs with existing inventory. It is expected that TAMCO will start-up operations on a limited basis in the second quarter of 2009.

James S. Marlen continued, “As expected, the global recession and the difficult market conditions impacted the Company’s performance in the first quarter and produced lower results than in 2008. These conditions are expected to continue for the balance of 2009, which will be challenging. The Company has taken numerous steps to support profitability on lower volume, including scaling back production, personnel and costs.

“There is a great deal of uncertainty in the economy. As the government stimulus programs begin to be implemented, we could see an improvement of activity since most of Ameron’s businesses are well-positioned to benefit from higher infrastructure spending. Until then, the Company has the liquidity and strong cash flow to manage through the current economic downturn.”

Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company’s businesses operate in North America, South America, Europe and Asia. It also participates in several joint-venture companies in the U.S. and the Middle East.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the intentions, plans, expectations and beliefs of Ameron International Corporation (the “Company” or “Ameron”), and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2008. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

AMERON INTERNATIONAL AND SUBSIDIARIES

FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
	March 1,	March 2,
(Dollars in thousands, except per share data)	2009	2008
Sales	$146,002	$149,769
Cost of sales	(111,081)	(116,317)
Gross profit	34,921	33,452

Selling, general and administrative expenses	(26,408)	(25,802)
Other income, net	470	2,975
Income before interest, income taxes and equity in earnings of joint venture	8,983	10,625
Interest (expense)/income, net	(171)	289
Income before income taxes and equity in earnings of joint venture	8,812	10,914
Provision for income taxes	(2,644)	(3,929)
Income before equity in earnings of joint venture	6,168	6,985
Equity (loss)/earnings of joint venture, net of taxes	(2,342)	2,752
Net income	$3,826	$9,737

Basic net income per share	$.42	$1.07

Diluted net income per share	$.42	$1.07

Weighted-average shares (basic)	9,146,678	9,075,086
Weighted-average shares (diluted)	9,159,798	9,102,978

Cash dividends per share	$.30	$.25

CONSOLIDATED BALANCE SHEETS – ASSETS (UNAUDITED)

	March 1,	November 30,
(Dollars in thousands)	2009	2008
ASSETS

Current assets
Cash and cash equivalents	$148,461	$143,561
Receivables, less allowances of $7,143 in 2009 and $7,009 in 2008	157,743	181,961
Inventories	80,832	95,645
Deferred income taxes	25,767	25,582
Prepaid expenses and other current assets	9,747	10,053

Total current assets	422,550	456,802

Investments in joint ventures
Equity method	21,836	14,428
Cost method	3,784	3,784

Property, plant and equipment
Land	41,336	38,679
Buildings	85,244	85,555
Machinery and equipment	305,355	306,177
Construction in progress	41,633	37,386

Total property, plant and equipment at cost	473,568	467,797
Accumulated depreciation	(261,607)	(261,635)

Total property, plant and equipment, net	211,961	206,162
Deferred income taxes	4,763	4,763
Goodwill and intangible assets, net of accumulated amortization of $1,203 in 2009 and $1,197 in 2008	2,080	2,108
Other assets	38,059	38,275

Total assets	$705,033	$726,322

CONSOLIDATED BALANCE SHEETS – LIABILITIES AND STOCKHOLDERS' EQUITY (UNAUDITED)

	March 1,	November 30,
(Dollars in thousands, except per share data)	2009	2008
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Current portion of long-term debt	$16,594	$16,763
Trade payables	42,239	52,613
Accrued liabilities	71,158	79,538
Income taxes payable	9,609	10,443

Total current liabilities	139,600	159,357

Long-term debt, less current portion	35,483	35,989
Other long-term liabilities	54,301	53,856

Total liabilities	229,384	249,202

Commitments and contingencies

Stockholders' equity
Common Stock, par value $2.50 per share, authorized 24,000,000 shares, outstanding 9,203,849 shares in 2009 and 9,188,692 shares in 2008, net of treasury shares	29,845	29,805
Additional paid-in capital	56,241	54,447
Retained earnings	480,037	478,968
Accumulated other comprehensive loss	(34,877)	(31,475)
Treasury Stock (2,752,343 shares in 2009 and 2,733,300 shares in 2008)	(55,597)	(54,625)

Total stockholders' equity	475,649	477,120

Total liabilities and stockholders' equity	$705,033	$726,322

CONTACT:
Ameron International Corporation
James S. Marlen, Chairman and Chief Executive Officer
Gary Wagner, President and Chief Operating Officer
James R. McLaughlin, Senior Vice President, Chief Financial Officer
626-683-4000